                                                                     EXHIBIT 4.1

                             TECH DATA CORPORATION
                       1995 EMPLOYEE STOCK PURCHASE PLAN


                                   ARTICLE I

                               NAME AND PURPOSE

         1.1 Name. The name of this Plan is the "Tech Data Corporation 1995 Employee Stock Purchase Plan."

         1.2 Purpose and Construction. The Plan is intended to provide a method whereby employees of Tech Data Corporation and certain other related corporations will have an opportunity to acquire a proprietary interest in Tech Data Corporation through the purchase of shares of its common stock. It is intended for this Plan to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of the Code.


                                   ARTICLE II

                              DEFINITIONS OF TERMS

         2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

                 (a) Accumulation Period. The period beginning on the first day following an Exercise Date and ending upon the immediately succeeding Exercise Date. The initial Accumulation Period under the Plan shall begin on July 1, 1995 and end on July 31, 1995.

                 (b)      Board.  The Board of Directors of Tech Data
         Corporation.

                 (c) Business Day. Any day that the exchange upon which the Common Stock is then traded is open for business.

                 (d) Committee. The Employee Stock Purchase Plan Committee as appointed by the Board.

                 (e) Common Stock. The Company's common stock, $.0015 par value.

                 (f)      Company.  Tech Data Corporation.

                 (g) Effective Date. July 1, 1995. However, in order to remain effective, the Plan must be approved by the shareholders of the Company within one year before or after the approval by the Board.

                 (h) Employee. Any person who is regularly and actively employed by the Employer; provided, however, that the term "Employee" does not include any person whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months in any calendar year.

                 (i) Employer. The Committee may from time to time designate the corporations whose employees may be offered Options under the Plan. Designations of participating corporations shall be made from time to time by the Committee from among a group of corporations consisting of the Company and its Parents or Subsidiaries. The group of corporations from among which such designations shall be permitted shall include those corporations which may become Parents or Subsidiaries after the adoption and approval of this Plan.

                 (j) Entry Date. Each January 1, April 1, July 1 and October 1. There shall be a special Entry Date of July 1, 1995, in connection with the initial commencement of the Plan.

                 (k) Exercise Date. The last Business Day of each month. The initial Exercise Date under the Plan shall be July 31, 1995.

                 (l) Fair Market Value. The last reported sales price at which shares of the Common Stock were traded or, if the Common Stock was not traded on a specified date, the last reported sales price on the date nearest preceding such date.

                 (m) Officer. The president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company, its Parents or Subsidiaries, or as otherwise defined in Rule 16a-1(f), promulgated under the Securities and Exchange Act of 1934, as amended.

                 (n)      Option.  An option granted under the Plan to purchase
         Shares.

                 (o) Option Date. The last Business Day of each month of every year on which the Board grants Options under the Plan. The initial Option Date under the Plan shall be July 31, 1995.

                 (p) Parent. Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the grant of an Option, each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                 (q) Participant. An eligible Employee who has elected to participate in the Plan.

                 (r) Plan. The Tech Data Corporation 1995 Employee Stock Purchase Plan, including all amendments and supplements thereto.

                 (s)      Share. A share of Common Stock.

                 (t) Subsidiary. Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the grant of an Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan may be defined in other portions of the Plan.


                                  ARTICLE III

                         ELIGIBILITY AND PARTICIPATION

         3.1     Initial Eligibility.  An Employee who has completed ninety
(90) days of employment shall be eligible to participate under the Plan on or after the first Entry Date following the completion of the Employee's initial ninety (90) days of employment. For purposes of determining eligibility, employment by an entity which is acquired by the Employer or whose assets are acquired by the Employer shall not be treated as employment by the Employer unless the Board shall make a determination otherwise.

         3.2 Leave of Absence. For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first 90 days of such leave of absence and such person's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such person shall have returned to active employment prior to the close of business on such 90th day. Termination by the Employer of any person's leave of absence, other than termination of such leave of absence on return to active employment shall terminate a person's employment for all purposes of the Plan and shall terminate such person's participation in the Plan and right to exercise any option.

         3.3 Restriction on Participation. Notwithstanding any provision of the Plan to the contrary, no Employee shall be eligible to participate in the Plan if immediately after the grant, such person would own stock, and/or hold outstanding options to purchase stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any person).

         3.4 Commencement of Participation. An eligible Employee may become a participant by completing the forms provided by the Employer (including the "Purchase Order Form" and the "Payroll Deduction Authorization Form" and/or the "Lump-sum Purchase Authorization Form", collectively referred to herein as the "Participation Forms") and filing them with the individual designated by the Committee as the Stock Purchase Plan Coordinator (the "Coordinator") on or before the date set therefor by the Committee.

         3.5 Participation Forms. The Participation Forms which eligible Employees must complete, sign and deliver to the Employer in order to participate in the Plan shall include the following:

                 (a) A specification of the fixed dollar amount to be deducted from the compensation payable to the Employee in each payroll period.

                 (b) A direction that the maximum possible number of Shares be purchased on the Exercise Date, except to the extent the Employee shall have notified the Employer in writing (in accordance with the requirements of Section 7.4 of the Plan) to the contrary prior to the Exercise Date.

                 (c) A specification of the exact name of the Employee to whom the Stock purchased is to be registered.

                 (d) An agreement that (i) the Shares acquired under the Plan shall be purchased and initially held in the name of the Plan, the Company or its designee on behalf of the Participants under the Plan, and (ii) the Shares acquired under the Plan shall remain in a safekeeping location maintained by the Company or its designee on behalf of the Participants for a period of two years from the Option Date so that the Company will be able to monitor compliance with the provisions of the Plan governing disposition of Shares.

                 (e) An agreement that the Employee will not dispose of any Shares acquired under the Plan within one year after the Exercise Date. This agreement may be waived by the Committee if a sale of said Shares within one year from the Exercise Date is necessary to enable the Employee to meet immediate and material financial needs if such financial hardship cannot be met by other reasonably available resources of the Employee. Such a waiver shall be valid only if and when the Employee makes written application to the Committee and if the Employee receives written approval from the Committee. If an Employee who has acquired Shares under the Plan dies within one year after the Exercise Date and his estate or beneficiary(ies) applies for a waiver of the provision of such agreement for any reason, such a waiver shall be approved by the Committee.

                 (f) An agreement that the Employee will inform the Company of any disposition of any Shares acquired under the Plan within two years from the Option Date pertaining to such Shares.

                 (g) A designation of the Beneficiary(ies) to whom the balance in the Employee's account is to be paid in the event of his/her death.


                                   ARTICLE IV

                              SHARES TO BE OFFERED

         4.1 Number of Shares. The number of Shares for which Options may be granted under the Plan shall be 1,000,000. Such Shares may be authorized but unissued Shares, Shares held in the treasury, or both.

         4.2 Reusage. If an Option expires or is terminated, surrendered or cancelled without having been fully exercised, the Shares covered by such Option which were not purchased shall again be available for issuance under the Plan.

         4.3 Adjustments. In the event that prior to the transfer of all of the Shares which may be issued in accordance with this Plan, there shall be any increases or reductions in the number of shares of Common Stock of the Company outstanding by reason of any one or more stock dividends, stock splits, stock constrictions or any other material change in the capital structure of the Company by way of reclassification, reorganization or recapitalization, the aggregate number of Shares which may be issued under this Plan and the number of Shares which may be purchased under each Option then or thereafter in effect and the purchase price paid therefor shall be proportionately and equitably adjusted.

         4.4 Ownership of Shares. No one shall, by any reason of this Plan or of any Option granted or the exercise of rights under any such Option, have any interest in Shares of the Company nor any rights of, or status as, a stockholder of the Company unless and until (i) any such Option has been exercised, (ii) shares of Common Stock shall have been paid for in full and allocated to the Participant's stock purchase account, and (iii) all of the applicable provisions of this Plan and of the Option granted shall have been complied with. Purchased Shares shall be registered in the name of the Plan, the Company or its designee and held on behalf of and in the name of the Participants. Stock certificates shall not be issued to Participants for the Shares held on their behalf, but all rights accruing to an owner of record of such Shares, including, without limitation, voting rights, shall belong to the Participant for whose account such Shares are held. Notwithstanding the foregoing, a Participant may elect, at Participant's expense, to receive a stock certificate after the purchase price for the Shares has been paid in full subject to the terms and conditions of the Plan.


                                   ARTICLE V

                      PAYROLL DEDUCTIONS AND CONTRIBUTIONS


         5.1 Amount of Contributions. The Board shall specify the maximum dollar contribution amount, including both payroll deductions and lump-sum contributions, which shall never exceed $25,000 (the "Maximum Amount") of the fair market value of Common Stock of the Company per calendar year.

         5.2 Payroll Deductions. At the time the Participant files the Participation Forms, the Participant may designate a fixed dollar amount which the Participant shall elect to have deducted by the Employer from compensation otherwise payable to the Participant during an Accumulation Period. The minimum fixed dollar payroll deduction amount per payroll period shall be $10.00.

         5.3 Lump-sum Contributions. In connection with or as an alternative to the payroll deduction method of accumulating funds for the purchase of Shares as described in Section 5.1 above, Participants may also elect to purchase Shares once per calendar quarter by presenting a personal check and properly executed Participation Forms to the Coordinator no later than March 20, June 20, September 20, and December 20 for the purchase of Shares on the next succeeding Exercise Date. There shall be a special lump-sum contribution date of July 20, 1995, in connection with the initial commencement of the Plan.

         5.4 Participant's Account. Payment for Shares may be made through payroll deductions from the Participant's compensation, such deductions to be authorized by a Participant in the Participation Forms, or lump-sum contributions. A stock purchase account shall be set up on the books of the Company or its designee in the name of each Participant. The amount of all payroll deductions and lump-sum contributions (including any rollovers of account balances from the Company's prior stock purchase plan) shall be credited to the respective stock purchase accounts of the Participants on such books.

         5.5 Dividends. Cash dividends paid by the Company on Shares owned by the Participants and held by the Company or its designee under the Plan shall be credited to the respective stock purchase accounts of the Participants in accordance with their interests in the Shares with respect to which the dividends are paid.

         5.6 Changes in Payroll Deductions. Each Participant's Participation Forms shall remain in effect for each Accumulation Period subsequent thereto until the Participant either (a) ceases future contributions to his stock purchase account in accordance with Section 7.4 of the Plan; or
(b) revises his/her payroll deduction contributions to the Plan, by completing new Participation Forms. Changes in payroll deduction contributions to the Plan shall be permitted only twice per year, on January 1 and July 1.

                                   ARTICLE VI

                              GRANTING OF OPTIONS

         6.1 Nature of Options. Each Option granted shall be exercisable only on its Exercise Date and only if the person to whom the Option is granted is then employed by the Employer. Options under the Plan shall be granted on a monthly basis. No Employee shall be granted an Option which permits his/her rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Parents and Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock, determined at the time such Option is granted, for each calendar year in which such Option is outstanding.

         6.2 Number of Option Shares and Other Terms. At least annually, the Board will determine all of the terms and conditions pertaining to the Options to be granted under the Plan for the next twelve (12) months, which terms and conditions shall include, but not be limited to, the following:

                 (a) The number of Shares to be offered, which in no event shall exceed the maximum number of Shares then available under the provisions of ARTICLE IV of the Plan.

                 (b) The offering period, including the Option Date, Exercise Date and Accumulation Period (in no event shall an Option be exercisable after the expiration of five (5) years from the date each Option is granted).

                 (c) The corporations designated to participate under the Plan.

                 (d) The price per Share for which Common Stock will be sold to Participants who exercise Options, which price shall not be less than 85% of the Common Stock's Fair Market Value on the Exercise Date.


                                  ARTICLE VII

                               EXERCISE OF OPTION

         7.1 Automatic Exercise. Each Participant's Option to purchase Shares will be automatically exercised for him/her on each Exercise Date for the number of Shares, including fractional shares to the fourth decimal, which the accumulated funds as of the Exercise Date will purchase at the applicable Option price, subject to the limitations set forth in the Plan and subject to allotment in accordance with Section 7.2. The Employer or its designee will report to each Participant the number of Shares purchased by him/her and the cost of such Shares on a monthly basis.

         7.2 Allotment of Shares. In the event that, on any Exercise Date, the aggregate funds and Shares available for the purchase of Shares, pursuant to the provisions of Section 7.1, would purchase a greater number of Shares than the number of Shares then available for purchase under the Plan on such Exercise Date, the Company shall issue to each Participant, on a pro rata basis, such number of Shares as, when taken together with the Shares issued to all other Participants, will result in the issuance of Shares totaling no more than the number of Shares then remaining available for issuance under the Plan on such Exercise Date.

         7.3 Nontransferability. No funds credited to a Participant's stock purchase account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Options under the Plan shall be exercisable during a Participant's lifetime only by the Participant, his/her guardian or legal representative. Each Participant shall agree in the Participation Forms to notify the Company or its designee of any transfer of Shares within two years of the Exercise Date on which such Shares were purchased.

         7.4 Withdrawal from the Plan. A Participant may cease future contributions to his/her stock purchase account, effective for the next payroll period, by submitting a notice to the Company or its designee no later than five (5) business days prior to the beginning date of such payroll period. Any Participant who withdraws from the Plan may not thereafter participate for a period of six (6) months following the effective date of withdrawal. Notwithstanding a Participant's notice that future contributions will cease, the funds in the Participant's stock purchase account will nevertheless be used to purchase Shares at the next Exercise Date. Fractional share balances which have been credited to the Participant's stock purchase account will be converted into cash, and any remaining cash balance will then be refunded to the Participant.

         7.5 Rights on Retirement, Death or Termination of Employment. In the event of a Participant's retirement, death or termination of employment, no payroll deduction shall be taken from any compensation due and owing to the Participant at such time, and only the deductions or contributions made prior to such date of retirement, death or termination shall be used to purchase Shares. All full Shares standing to the Participant's credit will be transferred to the former Employee or, in the event of the Participant's death, the person or persons to whom such rights pass by will or the laws of descent and distribution including the Participant's estate during the period of administration, within thirty (30) days following the request therefor. Fractional share balances which have been credited to the Participant's stock purchase account will be converted into cash, and any remaining cash balance will also be paid to the former Employee or his representative. An Employee of a Subsidiary or a Parent which ceases to be a Subsidiary or a Parent shall be deemed to have terminated his/her employment for purposes of this Section 7.5 as of the date such corporation ceases to be a Subsidiary or a Parent, as the case may be, unless, as of such date, the Employee shall become an Employee of the Company or any Subsidiary or Parent designated as a participating corporation under the Plan.

         7.6 Periodic Statements and Certificates. Each Participant will receive a statement from the Company or its designee on a monthly basis reflecting the number of Shares purchased for his/her account, and a Participant may, subject to the terms of the Plan, request delivery of certificates for full Shares reflected on his/her account. A Participant will be required to pay any administrative fees associated with issuance of the certificates. Such certificates for Shares will be issued and delivered upon request as soon as practicable, in the name of the Participant. The Company may designate any entity to maintain the accounts and records required under the Plan.

         7.7 Purchases and Sales by Officers. With respect to purchases of Shares by Officers, such Officers shall hold such Shares for a period of not less than six (6) months following the applicable Exercise Date.

                                  ARTICLE VIII

                                 ADMINISTRATION

         8.1 Committee. The Board shall appoint an Employee Stock Purchase Plan Committee, composed of such persons as the Board shall from time to time determine to administer the Plan subject to the control and direction of the Board. Subject to the action and control of the Board: (i) the Committee shall have the power from time to time to establish suitable rules and procedures for administering the Plan, and (ii) all decisions of the Committee pertaining to the interpretation, construction or application of the Plan or any option granted or rules promulgated by the Committee shall be final and conclusive. Neither any member of the Committee nor of the Board shall be liable for any decision made or action taken in good faith. The Committee shall from time to time designate an individual who shall serve as the Employee Stock Purchase Plan Coordinator to assist in the ongoing administration of the Plan.

                                   ARTICLE IX

                           AMENDMENT AND TERMINATION

         9.1 Power of Board. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.

         9.2 Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company:

                 (a) in a manner which would cause the Plan to fail to meet the requirements of Sections 423 of the Code;

                 (b) in a manner which materially increases the total number of shares which may be issued pursuant to options granted under the Plan;

                 (c) in a manner which materially modifies the requirements as to eligibility for participation in the Plan; or

                 (d) in a manner which materially increases the benefits accruing to Participants under the Plan.

         9.3 Term. The Plan shall commence as of the Effective Date and, subject to the terms of the Plan including those requiring approval by the shareholders of the Company, shall continue in full force and effect until terminated.

         9.4 Termination. The Plan may be terminated at any time by the Board. Subject to the Board's right to amend the Plan, with shareholder approval, to increase the number of Shares available for purchase under the Plan, the Plan shall automatically terminate when all of the Shares available for purchase have been sold. Upon termination of the Plan, and the exercise or lapse of all outstanding

Options, any balances remaining in each Participant's stock purchase account shall be refunded to the Participant.

         9.5 Effect. The amendment or termination of the Plan shall not adversely affect any Options granted prior to such amendment or termination.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 Headings. The headings contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

         10.2 Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

         10.3 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Florida.

         10.4 No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Company, a Parent to a Subsidiary to terminate the employment of any of its employees at any time.

         10.5 Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of any Participant.